Exhibit g(2)(c)

SECOND AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

THOSE REGISTERED INVESTMENT COMPANIES LISTED ON SCHEDULE B, ON

BEHALF OF EACH SERIES OF SUCH REGISTERED INVESTMENT COMPANIES,

LISTED ON SCHEDULE B

AND

STATE STREET BANK AND TRUST COMPANY

This Second Amendment (this “Amendment”) dated as of January, 2014 is between those REGISTERED INVESTMENT COMPANIES listed on Schedule B, each a registered management investment company organized as a Maryland corporation or other form of organization (each a “Company”) on behalf of each series of each such Company, as listed respectively on Schedule B (each such series a “Fund” and collectively, the “Funds”), severally and not jointly, and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Reference is made to a Securities Lending Authorization Agreement dated December 1, 2008 by and between the Funds and State Street, as amended by a First Amendment dated as of June 9, 2011, as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).

WHEREAS, the Funds and State Street desire to amend the Agreement as set forth below.

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respect:

1. Definitions. All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. Amendments.

(a) Schedule A (Schedule of Fees) to the Agreement is hereby amended by deleting paragraphs 1and2of Schedule A and replacing it with the following:

“1. Gross Lending Revenue shall be allocated as follows:

(a)	On the first $13 million of Gross Lending Revenue in a Contract Year:

• 85% to the Fund, and 15% to State Street.

(b)	On Gross Lending Revenue between $13 million and $15 million in a Contract Year:

• 87.5% to the Fund, and 12.5% to State Street.

(c)	On Gross Lending Revenue above $15 million in a Contract Year:

• 90% to the Fund, and 10% to State Street.

2. “Gross Lending Revenue” shall mean (x) the sum of (i) all proceeds collected by State Street on investment of cash Collateral and (ii) all fee income and loan premiums collected by State Street, less (y) any such other amounts payable to State Street (i.e. other than amounts contemplated by paragraph 1 above) or to Borrowers under the terms of this Agreement or the Securities Loan Agreements.

The Contract Year for purposes of the calculations above shall begin on January 1 and end on December 31.

With respect to calculations required by paragraph 1 for the initial Contract Year, Gross Lending Revenue shall be calculated based on revenue from and after January 1, 2014 but, for the avoidance of doubt, this amendment shall have no retroactive effect (i.e. the fee split in effect up to and through the effective date of this Amendment #2 shall be 80% to the Fund, and 20% to State Street).”

(b) The Agreement is hereby amended by deleting Schedule B to the Agreement, and replacing it with the attached Schedule B.

3. Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; and (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it.

4. Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

6. Effective Date. This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

EACH REGISTERED INVESTMENT COMPANY, listed on Schedule B on behalf of itself and its respective series as listed on Schedule B, severally and not jointly

Name:	/s/ Nori L. Gabert
By:	Nori L. Gabert
Its:	Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY

Name:	/s/ Gino L. Timperio
By:	Gino L. Timperio
Its:	Managing Director

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 1st day of December, 2008 between THOSE REGISTERED INVESTMENT COMPANIES listed on SCHEDULE B, on behalf of each Series of such registered investment companies listed on SCHEDULE B, severally and not jointly (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

VALIC COMPANY I

Fund Name	Taxpayer ID Number	Tax Year-End
Asset Allocation Fund	79-0215179	May 31
Blue Chip Growth Fund	76-0658010	May 31
Broad Cap Value Income Fund	59-3824907	May 31
Capital Conservation Fund	76-0215183	May 31
Core Equity Fund	76-0431372	May 31
Dividend Value Fund	593824910	May 31
Emerging Economies Fund	59-3824902	May 31
Foreign Value Fund	59-3824898	May 31
Global Real Estate Fund	61-837251	May 31
Global Social Awareness Fund	76-0286860	May 31
Global Strategy Fund	59-3824903	May 31
Government Securities Fund	76-0215184	May 31
Growth & Income Fund	76-0431374	May 31
Growth Fund	59-3824909	May 31
Health Sciences Fund	760658009	May 31
Inflation Protection Fund	061735893	May 31
International Equities Fund	76-0286950	May 31
International Government Bond Fund	760345438	May 31
International Growth Fund	76-0654822	May 31

Large Cap Core Fund	59-3824904	May 31
Large Capital Growth Fund	06-1735895	May 31
Mid Cap Index Fund	76-0215172	May 31
Mid Cap Strategic Growth Fund	06-1735899	May 31
Nasdaq-100™ Index Fund	76-0654814	May 31
Science & Technology Fund	76-0431375	May 31
Small Cap Aggressive Growth Fund	59-3824906	May 31
Small Cap Fund	76-0654823	May 31
Small Cap Index Fund	76-0360761	May 31
Small Cap Special Values Fund	59-3824910	May 31
Small-Mid Growth Fund	59-3824908	May 31
Stock Index Fund	76-0215164	May 31
Value Fund	760700142	May 31

VALIC COMPANY II

Capital Appreciation Fund	76-0578476	Aug 31
Core Bond Fund	76-0578451	Aug 31
High Yield Bond Fund	76-0578450	Aug 31
International Opportunities Fund	76-0578474	Aug 31
Large Cap Value Fund	76-0578469	Aug 31
Mid Cap Growth Fund	76-0578475	Aug 31
Mid Cap Value Fund	76-0578471	Aug 31
Small Cap Growth Fund	76-0578467	Aug 31
Small Cap Value Fund	76-0578468	Aug 31
Socially Responsible Fund	76-0578463	Aug 31
Strategic Bond Fund	76-0578452	Aug 31